FOR IMMEDIATE RELEASE         May 15, 2003
                              Contact:  Rosemarie Faccone
                              (732) 577-9996


         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
              HOLDS ANNUAL SHAREHOLDER MEETING


      Freehold, N.J.,  May 15, 2003 On May 6, 2003, Monmouth
Real  Estate Investment Corporation (NASDAQ/NMS:MNRTA)  held
its   Annual   Shareholders   Meeting   at   its   corporate
headquarters.

       The shareholders voted to approve the proposal presented by the Board of Directors of Monmouth Real Estate Investment Corporation to reincorporate as a Maryland corporation by the merger of the company into a newly formed, wholly-owned subsidiary of the company incorporated in Maryland. The Board of Directors recommended that the Company become a Maryland Corporation for several reasons:

   (1) Being organized under Maryland law and being governed by the Maryland Charter will better enable the Company to raise capital without delay when market conditions are most favorable.
   (2) By reincorporating in Maryland the Company will be able to eliminate its annual Delaware franchise tax expenses.
   (3) The Maryland Charter and Maryland statutes will provide the Company with a greater ability to preserve its REIT status and to defend against an unsolicited takeover deemed not to be in the best interests of the stockholders.

      Shareholders also voted to elect all ten nominees to the Board of Directors, all of whom were current members of the Board of Directors, and to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending September 30, 2003.

      Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania,
Florida, Virginia, Ohio, Wisconsin and Arizona. In addition, the Company owns a portfolio of REIT securities.